Exhibit 99.1

ASX and NASDAQ ANNOUNCEMENT

Casa Systems to acquire NetComm Wireless in a recommended transaction

22 February 2019 (Sydney): NetComm Wireless Limited (ASX: NTC) (NetComm) and Casa Systems (NASDAQ: CASA) (together with its subsidiaries, Casa Systems) are pleased to announce that they have entered into a definitive agreement under which it is proposed that Casa Systems will acquire 100% of the equity interests in NetComm by way of a scheme of arrangement (Scheme) that is subject to NetComm shareholder approval and court approval in accordance with the requirements of Part 5.1 of the Australian Corporations Act 2001 (Cth).

Under the Scheme, NetComm shareholders will receive cash consideration of A$1.10 per NetComm ordinary share (Scheme Consideration) and NetComm will become a wholly-owned subsidiary of Casa Systems.

The Scheme Consideration values NetComm’s issued equity at approximately A$161 million. The transaction will be funded from Casa Systems’ existing cash on balance sheet.

NetComm Directors unanimously recommend the Scheme

Each of NetComm’s Directors consider the Scheme to be in the best interests of NetComm’s shareholders and unanimously recommend that NetComm’s shareholders vote in favour of the Scheme, subject to no superior proposal emerging and an independent expert determining that the Scheme is in the best interests of NetComm’s shareholders.

Subject to the same qualifications, each NetComm Director intends to vote the NetComm shares held or controlled by them in favour of the proposed Scheme.

NetComm’s Directors believe this is a compelling offer for NetComm shareholders for the following reasons:

•	Significant premium: The Scheme Consideration of A$1.10 per share represents a:

•	52.8% premium to the closing price of A$0.720 per share on 20 February 2019;

•	49.8% premium to the 1-month volume weighted average price of A$0.734[1] per share (VWAP);

•	40.9% premium to the VWAP of A$0.781[2] per share since NetComm announced its FY18 results on 27 August 2018.

•	Certainty of value: the 100% cash consideration provides NetComm shareholders with certainty of value and the opportunity to realise their investment in full for cash.

•

Limited conditionality: The Scheme is not subject to a finance condition and is subject only to conditions customary for transactions of this type, including approval from the Australian Foreign Investment Review Board (FIRB), court approval and approval by the shareholders of NetComm.

[1]	VWAP based on cumulative trading volume from 21 January 2019 to 20 February 2019 (inclusive).
[2]	VWAP based on cumulative trading volume from 27 August 2018 to 20 February 2019 (inclusive).

NetComm Chairman, Justin Milne, said: “The Scheme is an attractive, all-cash transaction. The NetComm Board has unanimously concluded that the Scheme represents a compelling outcome for our shareholders, customers, suppliers and staff.”

“The price is a very tangible measure of the value and quality of NetComm’s telecommunications technology solutions, our position in the global telecommunications industry, and our recent strong performance developing unique 4G and 5G solutions, winning and retaining key contracts. At a significant premium to the current trading price, Casa Systems’ offer provides NetComm shareholders with certainty of value and the opportunity to realise their investment in full for cash.

“NetComm’s customers will benefit from the resultant increase in scale to deploy unique telecommunications technology solutions, as well as a broader product suite and service capability.

“In addition, the Scheme is great news for NetComm staff. We believe there will be excellent opportunities for our engineers to be engaged with Casa Systems’ pioneering advanced ultra-broadband 5G solutions for mobile, cable, fixed and converged service providers. Listed on NASDAQ, Casa Systems has revenue of approximately US$300 million and more than 700 employees across 11 countries.”

Casa Systems Chairman and CEO, Jerry Guo, said: “NetComm represents a strong strategic fit for Casa Systems. NetComm is an innovative and agile organisation that has led the global development of fixed wireless and distribution point broadband solutions. We believe that this transaction will create a global leader in the rapidly growing broadband enablement space for service providers across all access technologies. With complementary product portfolios, the combination of Casa Systems and NetComm strengthens our ability to meet the growing demand for increased bandwidth by communications service providers around the world. Moreover, it positions the combined company with a broad, highly competitive product portfolio for new 4G architectures and 5G wireless.

“We see substantial benefits to Casa Systems from this acquisition. It will diversify our revenues both geographically and by product channel. It expands Casa Systems’ customer reach with the addition of several new Tier 1 Global Communications Services Provider customers. It adds fixed wireless products to our portfolio, enabling us to address the large 5G fixed wireless access market. And, it has the potential to deliver meaningful benefits through the merger of two complementary, culturally aligned organisations, with immediate EPS accretion for Casa Systems shareholders.”

Details of the Scheme Implementation Deed

The Scheme Implementation Deed entered into between Casa Systems and NetComm (SID) contains customary terms and conditions on which NetComm and Casa Systems will implement the Scheme including FIRB approval, approval of NetComm shareholders, court approval, no material adverse change and no prescribed occurrences or material breach of warranty in relation to Casa Systems and NetComm. In addition, the SID contains certain exclusivity provisions commencing on 22 February 2019, including no shop restrictions, no talk restrictions and a matching right. The SID also details the limited circumstances under which a break fee may be payable by either party.

Full details of the conditions to the Scheme and other agreed terms are set out in the SID, a copy of which is attached to this announcement.

Indicative timetable and next steps

A scheme booklet containing information relating to the Scheme, reasons for the NetComm directors’ unanimous recommendation, an Independent Expert’s Report and details of the Scheme meeting is expected to be sent to NetComm shareholders in May 2019.

Shareholders will then have the opportunity to vote on the Scheme at a court convened shareholder meeting, expected to be held in June 2019.

Subject to shareholder approval being obtained by the requisite majorities and the other conditions of the Scheme being satisfied, the Scheme is expected to be implemented in June 2019.

Set out below is an indicative timetable for the Scheme.

Event	Expected Date

First court hearing	Early May 2019
Dispatch of Scheme booklet to NetComm shareholders	Mid May 2019
Scheme meeting	Early June 2019
Second court hearing	Early June 2019
Effective date	Early June 2019
Record date	Mid June 2019
Implementation date	Late June 2019

NetComm shareholders do not need to take any action at this point in time.

NetComm CEO Change

As separately announced today, Ken Sheridan has stepped aside from the role of Managing Director & CEO of NetComm with immediate effect due to family health issues, but will continue as an Executive Director on NetComm’s Board. Having been responsible for NetComm’s strategic technical direction, product innovation, and design for nine years, and being well known to NetComm’s shareholders and customers, Chief Technology Officer Steve Collins has been appointed Interim CEO.

Advisers

NetComm is being advised by Luminis Partners as financial adviser, and Maddocks as legal counsel.

Casa Systems is being advised by Macquarie Capital as financial adviser, and MinterEllison and Proskauer as legal counsel.

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For more information

NETCOMM	Investors Ronn Bechler, Market Eye P: +61 400 009 774 E: ronn.bechler@marketeye.com.au Chris Last CFO, NetComm P: +61 424 297 301 E: Chris.Last@NetCommwireless.com	Media Tristan Everett P: +61 403 789 096 E: tristan.everett@marketeye.com.au

CASA SYSTEMS	Investors Monica Gould P: +1 212.871.3927 E: investorrelations@casa-systems.com Lindsay Savarese P: +1 212.331.8417 E: investorrelations@casa-systems.com	Media Alicia Thomas P: +1.817.909.8921 E: alicia.thomas@casa-systems.com

About NetComm Wireless

NetComm Wireless Limited (ASX: NTC) is a leading developer of Fixed Wireless broadband, wireless M2M/Industrial IoT and Fibre and Cable to the distribution point (FTTdp / CTTdp) technologies that underpin an increasingly connected world. Our Listen. Innovate. Solve. methodology supports the unique requirements of leading telecommunications carriers, core network providers, system integrators, government and enterprise customers worldwide.

For over 35 years, NetComm Wireless has engineered new generations of world first data communication products and is now a globally recognised communications technology innovator. Headquartered in Sydney (Australia), NetComm Wireless has offices in the US, Europe/UK and New Zealand.

For more information visit: www.NetCommwireless.com

About Casa Systems

Casa Systems, Inc. (Nasdaq:CASA) delivers converged broadband solutions that enable mobile, cable and fixed network service providers to meet the growing demand for gigabit bandwidth and services. Our suite of distributed and virtualized solutions for fixed and mobile 5G ultra-broadband networks are engineered for performance, flexibility and scale. Commercially deployed in over 70 countries, Casa Systems serves more than 450 Tier 1 and regional service providers worldwide.

Casa Systems will host a conference call today, 21 February 2019, to discuss the strategic acquisition of NetComm and its 2018 year-end financial results at 5:00 p.m. E.T. Investors are able to listen via webcast accessed at www.investors.casa-systems.com/events-and-presentations.

For more information visit: www.casa-systems.com

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the control of Casa Systems and NetComm. Statements in this communication regarding Casa Systems, NetComm and the combined company that are forward-looking, including projections as to the anticipated benefits of the proposed transaction, the impact of the proposed transaction on Casa Systems’s and NetComm’s business and future financial and operating results, the amount and timing of synergies from the proposed transaction, and the timeline and closing date for the proposed transaction, are based on management’s estimates and assumptions, and are subject to significant uncertainties and other factors, many of which are beyond the control of Casa Systems and NetComm. These factors include, among other things, market factors and economic conditions, and the combined company’s ability to execute successfully its strategic plans, including its business development strategy. Additional information concerning these risks, uncertainties and assumptions can be found in Casa Systems’s filings with the Securities and Exchange Commission (“SEC”), including the risk factors discussed in Casa Systems’s most recent Annual Report on Form 10-K, as updated by its Quarterly Reports on Form 10-Q filed on each of May 11, 2018, August 14, 2018 and November 8, 2018 and future filings with the SEC. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to, the risks that: a condition to the closing of the proposed acquisition may not be satisfied; a regulatory approval that may be required for the proposed acquisition is delayed, is not obtained or is obtained subject to conditions that are not anticipated; Casa Systems is unable to achieve the synergies and value creation contemplated by the proposed acquisition; Casa Systems is unable to promptly and effectively integrate NetComm’s businesses; management’s time and attention is diverted on transaction-related issues; disruption from the transaction makes it more difficult to maintain business, contractual and operational relationships; the credit ratings of the combined company declines following the proposed acquisition; legal proceedings are instituted against Casa Systems, NetComm or the combined company; Casa Systems, NetComm or the combined company is unable to retain key personnel; and the announcement or the consummation of the proposed acquisition has a negative effect on the market price of the capital stock of Casa Systems and NetComm or on Casa Systems’s and NetComm’s operating results. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of Casa Systems or NetComm. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on the proposed transaction and/or Casa Systems or NetComm, Casa Systems’s ability to successfully complete the proposed transaction and/or realize the expected benefits from the proposed transaction. You are cautioned not to rely on Casa Systems’s and NetComm’s forward-looking statements. These forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Neither Casa Systems nor NetComm assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date, except as required by law.